Independent Auditors’ Consent

The Board of Directors
Halliburton Company:

We consent to the incorporation by reference in the registration statements (Nos. 33-65772, 333-32731, 333-74408, and 333-110035) on Form S-3, (No. 333-110420) on Form S-4 and (Nos. 33-54881, 333-40717, 333-37533, 333-13475, 333-65373, 333-55747, 333-83223, 333-45518, 333-73046, 33-76496, 333-91058, and 333-86080) on Form S-8 of Halliburton Company of our report dated February 18, 2004, with respect to the consolidated balance sheets of Halliburton Company as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K/A (Amendment No. 2) of Halliburton Company.

Our report contains an explanatory paragraph that states the Company changed the composition of its reportable segments in 2003. The amounts in the 2002 and 2001 consolidated financial statements related to reportable segments have been restated to conform to the 2003 composition of reportable segments.

Our report also refers to our audit of the adjustments that were applied to Halliburton Company’s reportable segments to revise the 2001 consolidated finanacial statements, as more fully described in Note 5 to the consolidated financial statements, as well as to our audit of the revisions to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as more fully described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

KPMG LLP
Houston, TX
May 11, 2004